SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MP3.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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9	Date Filed:

4790 Eastgate Mall
San Diego, California 92121-1970

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2001

To the Stockholders of MP3.com, Inc.:

We hereby notify you that the 2001 Annual Meeting of Stockholders (the “Annual Meeting”) of MP3.com, Inc. will be held on Thursday, May 31, 2001 at 10:00 a.m. local time at MP3.com, Inc.’s corporate headquarters located at 4790 Eastgate Mall, San Diego, California 92121-1970 for the following purposes:

1.	To elect two (2) directors to hold office until the 2004 Annual Meeting of Stockholders;

2.	To ratify the selection of Ernst & Young LLP as independent auditors of MP3.com, Inc. for our fiscal year ending December 31, 2001; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 19, 2001 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

/s/ BLAKE T. BILSTAD
Blake T. Bilstad
Secretary

San Diego, California

April 23, 2001

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. In addition to granting a proxy to vote by mail, you have two alternative methods of granting a proxy to vote as follows:

For registered stockholders, you may grant a proxy to vote by the telephone or the Internet. To grant a proxy to vote by phone, call toll free 1-800-840-1208 on a touch-tone telephone. To grant a proxy to vote by the Internet, go to http://www.proxyvoting.com/mppp.

For beneficial stockholders (shares registered in the name of a broker or bank), you also may grant a proxy to vote via the telephone or the Internet. To grant a proxy to vote by telephone, call the telephone number shown on the voting form received from your broker or bank and as indicated on the proxy card. To grant a proxy to vote through the Internet, go to http://www.proxyvote.com.

Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS
APPENDIX A AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF MP3.COM, INC.

4790 Eastgate Mall
San Diego, California 92121-1970

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2001

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of MP3.com, Inc. (“MP3.com” or the “Company”) for use at the Annual Meeting of Stockholders to be held on May 31, 2001, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate headquarters located at 4790 Eastgate Mall, San Diego, California 92121-1970. We intend to mail this proxy statement and accompanying proxy card on or about April 23, 2001, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock (“Common Stock”) beneficially owned by others to forward these materials to the beneficial owners of Common Stock. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in person. We will not additionally compensate directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 19, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 19, 2001, 68,665,728 shares of Common Stock were outstanding and entitled to vote. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Voting via the Internet or by Telephone

For Shares Registered in Your Name

If your shares are held of record in your name, you may grant a proxy to vote those shares telephonically by calling, toll free, 1-800-840-1208 on a touch-tone telephone. You may also grant a proxy to vote those shares via the Internet by going to http://www.proxyvoting.com/mppp.

For Shares Registered in the Name of a Broker or Bank

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank and as indicated on the proxy card, or via the Internet at ADP Investor Communication Services’ voting web site at http://www.proxyvote.com.

General Information for All Shares Voted via the Internet or by Telephone

Proxies submitted via the Internet or by telephone must be received by 1:00 p.m., Pacific Time, on May 30, 2001. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as indirect usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our corporate Secretary at our corporate headquarters (4790 Eastgate Mall, San Diego, California 92121-1970);

•	filing with our corporate Secretary at our corporate headquarters (4790 Eastgate Mall, San Diego, California 92121-1970) a properly executed proxy showing a later date; or

•	attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 24, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no sooner than the close of business on January 31, 2002 and no later than the close of business on March 2, 2002. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

MP3.com’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company (the “Board”) shall be divided into three classes. Each of these classes currently consists of two directors. The term of office for Class I directors expired at the 2000 annual meeting of stockholders, and as a result of last year’s election the term of office for the Class I directors runs until the annual meeting of stockholders to be held in 2003. The term of office for Class II directors expires at this year’s Annual Meeting, and the term of office for Class III directors expires at the annual meeting of stockholders to be held in 2002. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is duly elected and qualified. Since last year’s annual meeting of stockholders, two vacancies on the Board (in Class III) have been appointed by the remaining members of the Board.

The Board is presently composed of six members. There are two directors who are Class II directors; that is, they are in the class whose term of office expires in 2001. Each of the nominees for election to this class is currently a member of the Board who was appointed by the Board. If elected at the Annual Meeting, each of the nominees would serve until the 2004 annual meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the two Class II nominees named below. If any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated to be a Class II director and also for each director whose term of office will continue after the Annual Meeting.

Class II Directors Nominated for Election (for a Three-Year Term to Expire at the 2004 Annual Meeting):

Lawrence F. Probst III has served as one of our directors since April 1999. Since June 1994, Mr. Probst has served as Chairman and Chief Executive Officer of Electronic Arts, Inc., an interactive entertainment software company. Mr. Probst holds a Bachelor of Science from the University of Delaware.

Robin D. Richards has served as our President and as one of our directors since January 1999. He also served as our Chief Operating Officer from January 1999 to January 2001. From October 1998 to January 1999 he served as Managing Director of Tickets.com, Inc., an Internet ticketing company. From March 1986 to October 1997 he was a founder and President and Chief Executive Officer of Lexi International, a tele-services company. Mr. Richards is a director of Cash Technologies Inc., a publicly-held company that provides solutions for coin and currency handling, cash management and electronic commerce transactions. Mr. Richards holds a Bachelor of Science from Michigan State University.

We believe that our directors and executive officers and the entities they control will vote in favor the two Class II nominees. If they do so, these two nominees will receive the affirmative vote of the holders of a majority of the shares of Common Stock, and they will be elected to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class III Directors Continuing in Office Until the 2002 Annual Meeting:

Thomas A. Heymann has served as one of our directors since December 2000. Mr. Heymann is managing director of Digital Coast Ventures Corporation and has served in this capacity since May 2000. From February 1999 to March 2000, Mr. Heymann served as Chairman and Chief Executive Officer of

GT Interactive Software, a leading global developer and publisher of interactive entertainment. Prior to that, Mr. Heymann spent eight years with The Walt Disney Company having joined the company in 1991, and was appointed President of the Disney Stores, Inc. in 1994. Mr. Heymann holds a Bachelor of Arts and Sciences from Northwestern University.

Howard B. Wiener has served as one of our directors since October 2000. Since January 1994, Justice Wiener (retired) has been engaged in private dispute resolution, serving in more than 1,400 cases as a mediator, arbitrator and private judge. From 1978 to 1994, Justice Wiener was an Associate Justice of the California Court of Appeal, served on assignment to the California Supreme Court, as well as an assigned settlement judge for the San Diego Superior Court. From 1975 to 1978, he was on the Superior Court for San Bernardino County. Justice Wiener is a Fellow of the American College of Civil Trial Mediators and a member of the California Academy of Appellate Lawyers, and is also on the Board of Trustees of California Western School of Law. He received his undergraduate degree from Brown University, his law degree from Harvard Law School and a Master of Law degree in the judicial process from the University of Virginia Law School.

Class I Directors Continuing in Office Until the 2003 Annual Meeting:

Michael L. Robertson founded MP3.com and has served as our Chief Executive Officer and Chairman of the Board since March 1998. From September 1995 to March 1998, Mr. Robertson operated several web sites that focused on merging search technologies with commerce. From September 1995 to September 1996, Mr. Robertson was President and Chief Executive Officer of Media Minds, Inc., a developer of digital picture software. From January 1994 to August 1995, Mr. Robertson was President and Chief Executive Officer of MR Mac Software, a developer of networking and security tools. Mr. Robertson received his Bachelor of Arts from the University of California, San Diego.

Mark A. Stevens has served as one of our directors since January 1999. Since 1993, Mr. Stevens has been a General Partner of Sequoia Capital, a venture capital investment firm. From 1989 to 1993, Mr. Stevens was an Associate with Sequoia Capital. From 1982 to 1987, Mr. Stevens held technical sales and marketing positions at Intel Corporation. Mr. Stevens currently serves on the Board of Directors of NVIDIA Corp., Terayon Communications Systems, Inc., Medicalogic, Inc., Pixelworks, Inc., and several privately-held companies. Mr. Stevens holds a Bachelor of Science, a Bachelor of Arts and a Master of Science from the University of Southern California and a Master in Business Administration from Harvard Business School.

Board Committees and Meetings

During 2000, the Board held 19 meetings, of which 11 were held telephonically. The Board acted by unanimous written consent once. During 2000, each member of the Board attended 75% or more of the meetings held by the Board of Directors, and each committee member attended 75% or more of the meetings held by the committees on which he served during the time that he was a director/committee member (except Mr. Probst and Mr. Stevens who each could not attend one of the two meetings of the Compensation Committee held in 2000 due to scheduling conflicts). The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee meets with our independent auditors quarterly to review the results of the annual audit and discuss the annual or quarterly financial statements and reports to the SEC; recommends to the Board the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Mr. Probst and Mr. Stevens. The Company intends to appoint a third member of the Audit Committee prior to June 14, 2001 in accordance with NASD listing rules. The Company believes that each member of the Audit Committee is independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee met four times in 2000. The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Appendix A.

The Compensation Committee makes recommendations to the Board concerning salaries and cash and stock-based incentive compensation for our officers and employees. The Compensation Committee is currently composed of three non-employee directors: Mr. Heymann, Mr. Probst, and Justice Wiener. The Compensation Committee met two times during 2000 and acted by written consent four times.

The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. No procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee was established in June 2000 and is currently composed of two directors: Mr. Probst and Mr. Robertson. It did not meet or act by written consent in 2000. Although each of the members of the Nominating Committee was actively involved in the identification, screening and appointment of the two directors who joined the Board in 2000, the committee did not formally meet during the year.

Report of the Audit Committee of the Board of Directors1

We have reviewed and discussed with management the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 1998, 1999 and 2000.

We have discussed with Ernst & Young LLP, the independent auditors of the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standard No. 1., Independence Discussions with Audit Committees, as amended, and have discussed with Ernst & Young LLP their independence.

We also have discussed with management of the Company and the independent auditors such other matters and received such assurances from them as we deemed appropriate.

Based on the reviews and discussions referred to above, we recommend to the board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

The Audit Committee:

     Lawrence F. Probst III

     Mark A. Stevens

1The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

We have selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our consolidated financial statements since December 1998. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions. Our Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of MP3.com and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Audit Fees. The aggregate fees from Ernst & Young LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2000 and for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year were $164,595.

Audit Related Fees. The aggregate fees from Ernst & Young LLP for professional services rendered predominantly in connection with technical accounting, disclosure consulting and due diligence services for the fiscal year ended December 31, 2000 were $285,817.

Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not render any professional services for the Company for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees. The aggregate fees from Ernst & Young LLP for services rendered to the Company other than the Audit Fees and Audit Related Fees listed above for the fiscal year ended December 31, 2000 were $320,556.

The Audit Committee has determined the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

We believe that our directors and executive officers and the entities they control will vote in favor of Proposal 2. If they do so, Proposal 2 will receive the affirmative vote of the holders of a majority of the shares of Common Stock and the selection of Ernst & Young LLP will be ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 1, 2001 by (i) each stockholder that we know is the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors as a group.

	Number of
	Shares Beneficially	Percentage of
Name of Beneficial Owner	Owned(1)	Shares Outstanding

Michael L. Robertson(2)	23,057,927	33.6%

Mark A. Stevens(3)	9,884,594	14.4%

Amerindo Investment Advisors, Inc.(4)	4,901,800	7.1%

Robin D. Richards(5)	3,712,361	5.4%

Paul L. H. Ouyang (6)	1,111,665	1.6%

Steven G. Sheiner(7)	533,463	*

Lawrence F. Probst III(8)	228,645	*

Gregory P. Kostello(9)	179,690	*

Howard B. Wiener(10)	54,687	*

Thomas A. Heymann(11)	0	*

All directors and executive officers as a group (11 persons)(12)	38,938,490	55.9%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 68,663,688 shares outstanding on March 1, 2001, adjusted as required by rules promulgated by the SEC.

(2)	Mr. Robertson is our founder, Chief Executive Officer and Chairman of the Board. Stated number includes 740,753 shares held in a family trust with Mr. Robertson’s spouse as a co-trustee and 48,750 shares held in a trust for the benefit of Mr. Robertson’s children. Stated number also includes 2,500,000 shares held by Mr. Robertson that are subject to options granted by Mr. Robertson to two individuals (as indicated below). Mr. Robertson disclaims beneficial ownership of these shares held in trust. The address for Mr. Robertson is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(3)	Mr. Stevens is a member of our Board and is a General Partner of Sequoia Capital. Stated number includes 39,583 shares subject to options vesting within 60 days of March 1, 2001. Stated number also includes 8,462,134 shares held by Sequoia Capital VIII, 560,221 shares held by Sequoia International Technology Partners VIII (Q), 450,000 shares held by Sequoia Capital Franchise Fund, 186,739 shares held by CMS Partners LLC, 107,376 shares held by Sequoia International Technology Partners VIII, 50,000 Sequoia Capital Franchise Partners, 20,541 shares held by Sequoia 1997, and 8,000 shares held personally by Mr. Stevens. SC VIII Management, LLC is the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII (Q) and Sequoia International Technology Partners VIII. Mr. Stevens is a managing member of the general partner, or a partner, of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members or general partners of these funds, none of whom are affiliated with us. Mr. Stevens disclaims beneficial ownership of the shares listed except to the extent of his pecuniary interest in those shares. The address for Mr. Stevens is c/o Sequoia Capital, 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.

(4)	This information is based solely on information reported by Amerindo Investment Advisors, Inc., a Panama corporation (“Amerindo Panama”), in a Schedule 13G filed with the SEC on February 21, 2001, containing information with respect to stock ownership as of December 31, 2000. The principal executive office of Amerindo Panama is located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama. The stockholders and directors of Amerindo Panama share voting and investment power with respect to these shares; and each expressly disclaims beneficial ownership in these shares except to the extent of their pecuniary interest therein.

(5)	Mr. Richards is our President and a member of our Board. As of March 1, 2001, 667,258 of the stated shares were subject to our right of repurchase at their original purchase price. Stated number includes 41,665 shares subject to employee stock options vesting within 60 days of March 1, 2001 and 2,000,000 shares subject to a fully-vested option granted to Mr. Richards by Mr. Robertson. Stated number also includes 150,000 shares held in a family trust with Mr. Richards’ spouse as co-trustee and 150,000 in a separate property trust for the benefit of Mr. Richards’ spouse. Mr. Richards disclaims beneficial ownership of these shares held in trust. The address for Mr. Richards is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(6)	Mr. Ouyang is our Executive Vice President and Chief Financial Officer. As of March 1, 2001, 184,614 of the stated shares were subject to our right of repurchase at their original purchase price. Stated number includes 41,665 shares subject to employee stock options vesting within 60 days of March 1, 2001 and 500,000 shares subject to a fully-vested option granted to Mr. Ouyang by Mr. Robertson. All shares, with the exception of any unexercised options, are held by the Ouyang 1990 Trust Dated 3/27/90 As Amended for which Mr. Ouyang exercises shared voting control with his spouse. The address for Mr. Ouyang is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(7)	Mr. Sheiner is our Executive Vice President, Sales and Marketing. Stated number includes 363,449 shares subject to options vesting within 60 days of March 1, 2001. The address for Mr. Sheiner is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(8)	Mr. Probst is a member of our Board and is Chairman and Chief Executive Officer of Electronic Arts, Inc. Stated number includes 78,645 shares subject to options vesting within 60 days of March 1, 2001. The address for Mr. Probst is c/o Electronic Arts, Inc., 209 Redwood Shores Parkway, Redwood City, California 94065.

(9)	Mr. Kostello is our Executive Vice President, Technology. Stated number includes 179,261 shares subject to options vesting within 60 days of March 1, 2001.

(10)	Justice Wiener is a member of our Board and a consultant to the Company. Stated number includes 54,687 shares subject to options vesting within 60 days of March 1, 2001. The address for Justice Wiener is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(11)	Mr. Heymann is a member of our Board and managing director of Digital Coast Ventures Corporation. The address for Mr. Heymann is c/o Digital Coast Ventures Corporation, 233 Wilshire Boulevard, Suite 100, Santa Monica, California 90401.

(12)	Includes the shares described in footnotes (2), (3) and (5) – (11). Stated number also includes 170,087 shares which our other executive officers have the right to acquire within 60 days after March 1, 2001 pursuant to outstanding options.

Section 16(a) Beneficial Ownership Reporting

Compliance Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2000, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation of Directors

Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending Board and committee meetings. All directors are eligible to participate in the Company’s Amended and Restated 1998 Equity Incentive Plan (the “Plan”).

In October 2000, Justice Howard B. Wiener (retired) was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $3.53125 per share; 25% of the shares underlying this option will vest as of the one-year anniversary of the date of grant, with the remaining shares vesting monthly thereafter over the next three years.

In October 2000, Justice Wiener entered into a three-year consulting agreement with the Company. Pursuant to the agreement, as amended, Justice Wiener received $37,500 a month through February 2001 and will receive $18,750 a month thereafter. In connection with his consulting arrangement, Justice Wiener was granted an option to purchase 125,000 shares of the Common Stock at an exercise price of $3.53125 per share; 25% of the shares underlying this option vested as of the date of grant, with the remaining shares vesting equally in four additional quarterly increments such that all of the shares underlying the option will fully vest as of the one-year anniversary date of the date of grant.

In November 2000, Thomas A. Heymann was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $6.00 per share; 25% of the shares underlying this option will vest as of the one-year anniversary of the date of grant, with the remaining shares vesting monthly over the next three years.

In January 2001, Lawrence F. Probst III was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $4.25 per share; 50% of the shares underlying this option were vested as of the date of grant, with the remaining shares vesting monthly thereafter over the next three years.

In January 2001, Mark A. Stevens was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $4.25 per share; 50% of the shares underlying this option were vested as of the date of grant, with the remaining shares vesting monthly thereafter over the next three years.

Compensation of Executive Officers

The following table shows compensation earned during 1998, 1999 and 2000 by our Chairman of the Board and Chief Executive Officer, and the other four most highly-compensated executive officers for 2000. These people are referred to as the “Named Executive Officers.” Titles shown in the table are titles held as of December 31, 2000. Except for Michael L. Robertson, all of our executive officers began working for us after December 31, 1998.

Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation
						Number of
				Other		Securities
Name and				Annual		Underlying
Principal Positions	Year	Salary($)	Bonus($)(1)	Compensation($)		Options

Michael L. Robertson	1998	70,833	—	—		—
Chief Executive Officer and	1999	158,626	148,500	—		—
Chairman of the	2000	243,466	302,250	—		—
Board of Directors

Robin D. Richards	1999	226,222	216,000	—		2,437,500
President and	2000	283,851	302,250	155,391	(2)	600,000 (3)
Director

Paul L. H. Ouyang	1999	151,768	180,000	41,680	(2)	630,000
Executive Vice President and	2000	246,160	270,000	—		600,000 (3)
Chief Financial Officer

Steven G. Sheiner	1999	180,594	180,000	—		487,500
Executive Vice President,	2000	236,932	252,000	69,643	(2)	450,000
Sales and Marketing

Gregory P. Kostello	1999	65,769	135,000	—		147,650
Executive Vice President,	2000	182,308	198,000	—		550,000
Technology

(1)	All bonuses represent amounts earned for services rendered in the year indicated, whether or not paid in such year.

(2)	Represents amounts paid for relocation and housing expenses, including any tax gross-up payments in connection therewith.

(3)	Does not include options to purchase 2,000,000 and 500,000 shares granted by Mr. Robertson to Mr. Richards and Mr. Ouyang, respectively.

Option Grants in 2000

The following Named Executive Officers received the following grants of options in 2000.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
	Number of	Percentage of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term(3)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)(2)	Date	5%($)	10%($)

Robin D. Richards	200,000	2.4%	13.56250	07/02/10	1,705,877	4,321,942
	400,000	4.8%	3.53125	10/29/10	888,314	2,250,596

Paul L. H. Ouyang	200,000	2.4%	13.56250	07/02/10	1,705,877	4,321,942
	400,000	4.8%	3.53125	10/29/10	888,314	2,250,596

Steven G. Sheiner	200,000	2.4%	13.56250	07/02/10	1,705,877	4,321,942
	250,000	3.0%	3.53125	10/29/10	555,196	1,406,623

Gregory P. Kostello	200,000	2.4%	29.62500	01/23/10	3,726,201	9,440,554
	100,000	1.2%	13.56250	07/02/10	852,938	2,160,971
	250,000	3.0%	3.53125	10/29/10	555,196	1,406,623

(1)	All options were granted under the Plan. All options granted were either incentive stock options or nonqualified stock options. The options were granted by the Compensation Committee of the Board and generally vest over four years, with the exception of one option granted to Mr. Kostello to purchase 250,000 shares which vests over two years. Options expire ten years from the date of grant.

(2)	Options were granted at an exercise price equal to the fair market value of the Common Stock, as determined in accordance with the Plan.

(3)	The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercise depend on the future performance of the Common Stock and overall market conditions, as well as the optionee’s continued employment through the vesting period. The amounts reflected in this table may not be achieved.

Option Exercises in 2000 and Fiscal Year-End Option Values

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2000 and the number of shares of Common Stock subject to exercisable and unexercisable stock options held as of December 31, 2000 by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the closing sales price of our Common Stock on December 29, 2000, which was $3.59375.

Aggregated Option Exercises in 2000 and Values at December 31, 2000

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options at		Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)
	Acquired on	Value Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael L. Robertson	—	—	—	—	—	—

Robin D. Richards(2)	—	—	16,666	583,334	1,042	36,458

Paul L. H. Ouyang(2)	—	—	16,666	583,334	1,042	36,458

Steven G. Sheiner	95,062	1,804,168	312,611	624,889	1,039,683	650,394

Gregory P. Kostello	—	—	73,222	624,428	37,161	74,089

(1)	Represents the aggregate fair market value on the date of exercise of the shares of Common Stock received on exercise of the option, less the aggregate exercise price of the option.

(2)	Does not include options to purchase 2,000,000 and 500,000 shares granted by Mr. Robertson to Mr. Richards and Mr. Ouyang, respectively.

Employment Agreements

On January 6, 1999, we entered into a letter agreement with Robin D. Richards, our President and Chief Operating Officer regarding the terms of his employment. This agreement provides for an annual base salary of $240,000 and provides that Mr. Richards is eligible to participate in our standard benefit programs available to all of our employees. Mr. Richards’ employment is at-will.

On January 29, 1999, we entered into a letter agreement with Steven G. Sheiner, our Executive Vice President, Sales & Marketing, regarding the terms of his employment. This agreement was amended on May 19, 1999. This agreement provides for an annual base salary of $200,000 and provides that Mr. Sheiner is eligible to participate in our standard benefit programs available to all of our employees. Mr. Sheiner’s employment is at-will.

On February 19, 1999, we entered into a letter agreement with Paul L.H. Ouyang, our Executive Vice President and Chief Financial Officer, regarding the terms of his employment. This agreement provides for an annual base salary of $150,000. The agreement also provides that we will pay Mr. Ouyang six months’ severance if we terminate his employment other than for “cause,” as defined in the agreement, or if Mr. Ouyang terminates his employment for “good reason,” as defined in the agreement. Under the agreement we will reimburse Mr. Ouyang for expenses related to relocation not to exceed $3,000 per month for a period of twelve months. Mr. Ouyang is entitled to participate in our standard benefit programs available to all of our employees. Mr. Ouyang’s employment is at-will.

On May 13, 1999, we entered into an Employment Agreement with Michael L. Robertson, our Chief Executive Officer and Chairman of the Board. This agreement has a four-year term commencing on January 20, 1999. It provides for an annual base salary of $150,000, as amended, and for an annual performance bonus of up to $50,000. This agreement further provides that Mr. Robertson can terminate his employment with us during the term of the agreement only upon twelve months’ notice. We can terminate Mr. Robertson’s employment at any time. Mr. Robertson is eligible to participate in our standard benefit programs available to all of our employees.

On May 26, 1999, we entered into an Employment Agreement with Gregory P. Kostello, our Executive Vice President, Technology, regarding the terms of his employment. This agreement provides for an annual base salary of $120,000 and provides that Mr. Kostello is eligible to participate in our standard benefit programs available to all of our employees. Mr. Kostello’s employment is at-will.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION1

During 2000, the Compensation Committee consisted of Lawrence F. Probst III, Mark A. Stevens and Theodore W. Waitt until Mr. Waitt’s resignation from the Board in October 2000. In January 2001, the Board appointed Mr. Probst, Thomas A. Heymann and Justice Howard B. Wiener (retired) as the ongoing members of the Compensation Committee. None of the past or present members of the Compensation Committee are, or have been, officers or employees of MP3.com. The Committee is responsible for establishing the compensation for the executive officers, including the Chief Executive Officer (“CEO”), of MP3.com. The goals of MP3.com’s compensation program are to align compensation with business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, the Compensation Committee adopted a mix of the compensation elements of salary, bonus and stock options. To provide the Compensation Committee with more information for making compensation comparisons, MP3.com provides the Compensation Committee with a third party compensation consultant’s survey of cash and equity compensation for a group of comparable and reference companies selected by the Company primarily because they are first-movers in their respective areas and, in certain instances, are of similar size (measured by revenue and/or market capitalization) and age to the Company. The Compensation Committee’s objective in setting base salary, bonus awards and option grants is generally to bias cash compensation towards bonus compensation rather than salary, and pay salaries and bonuses and set equity compensation amounts at levels roughly comparable to the 75th percentile for those companies included in the third party compensation consultant’s survey discussed above.

The Company is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The Compensation Committee does not expect this limitation to affect the Company in 2001.

Base Salary

The Compensation Committee met in January 2000 to review and approve each executive officer’s salary for the year. When reviewing base salaries, the Compensation Committee considers the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. As stated above, our objective in setting base salary is generally to pay salaries at a level roughly comparable to the 75th percentile for those companies included in the third party compensation consultant’s survey discussed above, and to bias cash compensation towards bonus compensation rather than salary. At that time, after assessing the salaries currently paid to our executive officers, the Compensation Committee determined to maintain all executive officers’ salaries at their then-existing levels.

During 2000, the Company adopted a policy whereby base salaries for its executive officers would be reviewed annually on a mid-year basis. Accordingly, in July 2000, the Compensation Committee met in order to review and adjust its executive officers’ salaries based upon performance and to more closely match its executive officers’ salaries at a level roughly comparable to the 75th percentile for those companies included in the third party compensation consultant’s survey discussed above. Based on this review and the continued development of MP3.com, its infrastructure, technology, revenues and resources, as well as maintaining the Company as an industry leader in the digital distribution of music in a highly competitive and challenging environment, the Compensation Committee determined to increase the annual base salary of each of the Company’s executive officers at that time.

1The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Bonuses

The bonus program is a discretionary program for our executive officers and other key employees. The Compensation Committee’s objective in setting bonus amounts is generally to set total cash compensation (salary plus bonus) at a level roughly comparable to the 75th percentile for those companies included in the third party compensation consultant’s survey discussed above, and to bias cash compensation towards bonus compensation rather than salary.

The Compensation Committee met in January 2000 to determine the amount of the bonuses to be paid for 1999. During 2000, the Company adopted a policy by which bonuses were to be paid to all employees on a semi-annual basis. Accordingly, in July 2000, the Compensation Committee determined the aggregate amount of bonuses to be paid to its executive officers for 2000 and determined that one-half of those bonuses would be paid in July 2000. The bonus award depends on the extent to which business and individual performance objectives are achieved, and is based on comparable bonus awards made in the industry based on information provided by third party compensation consultant’s surveys. Company and individual objectives consist of operating, strategic and financial goals that are considered to be critical to the fundamental long-term goal of building stockholder value.

For fiscal 2000, the determination of the bonus amounts was based on our overall assessment of the achievements of the Company and its executives, individually and as a group. Based on the continued development of MP3.com, its infrastructure, technology, revenues and resources, as well as maintaining the Company as an industry leader in the digital distribution of music in a highly competitive and challenging environment, the Compensation Committee determined to award each of the executive officers a bonus equal to 90% of their annual post-July 2000 base salary.

Stock Options

The Company’s stock option plans are designed to provide its employees, officers and directors with an opportunity to share, along with its stockholders, in the Company’s long-term performance. Generally, initial grants of stock options are made to executive officers upon commencement of employment, with additional grants being made following a change in job responsibilities, scope or title. Additional grants may be made to executive officers based on their periodic performance assessments and reviews by the Compensation Committee. Stock options under our option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our options is usually 100% of the fair market value of the common stock on the date of grant. The Board of Directors has delegated the authority to make option grants to non-officers to the Non-Officer Stock Option Committee which currently consists of one member, Robin D. Richards. All grants of options to executive officers are made directly by the Compensation Committee.

Guidelines for the number of stock options for each participant under the option plans are generally determined by a formula recommended by management and approved by the Board of Directors whereby several factors are applied to the salary and performance level of each participant and then related to comparable grants made by other similar companies, based on information provided by third party compensation consultant’s surveys.

All stock option grants to Named Executive Officers in 2000 were made in accordance with our assessment of such officers’ performance with regard to the continued development and execution of the Company’s strategies.

CEO Compensation

Michael Robertson’s salary in 1998 and 1999 was $70,833 and $165,000, respectively. In July 2000, the Company increased his annual base salary to $335,000 based on his performance and guided by the Company’s desire to bias his cash compensation towards his bonus.

The Compensation Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for our CEO. In considering Michael Robertson’s salary and bonus we not only considered the factors described above, but also took into consideration his accomplishments regarding the continued development of MP3.com, its infrastructure, technology, revenues and resources, as well as maintaining the Company as an industry leader in the digital distribution of music in a highly competitive and challenging environment. Taking all of these factors into account, the Compensation Committee determined in July 2000 that Michael Robertson’s annual base salary should be increased to $335,000, that Mr. Robertson should receive a bonus equal to 90% of his post-July 2000 annual base salary, and that Mr. Robertson should not receive any additional stock option grants for the time being.

Summary

Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon the individual’s and the Company’s performance, and realization of benefits by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period.

The Compensation Committee:

(as of December 31, 2000)

     Lawrence F. Probst III

     Mark A. Stevens

Compensation Committee Interlocks And Insider Participation

As noted above, the Compensation Committee is currently comprised of three non-employee directors: Mr. Heymann, Mr. Probst and Justice Wiener. During 2000, Mr. Waitt and Mr. Stevens also served as members of the Compensation Committee. None of these members of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

In October 2000, Justice Wiener entered into a three-year consulting agreement with the Company. Pursuant to the agreement, as amended, Justice Wiener received $37,500 a month through February 2001 and will receive $18,750 a month thereafter. In connection with his consulting arrangement, Justice Wiener was granted an option to purchase 125,000 shares of the Common Stock at an exercise price of $3.53125 per share; 25% of the shares underlying this option vested as of the date of grant, with the remaining shares vesting equally in four additional quarterly increments such that all of the shares underlying the option will fully vest as of the one-year anniversary date of the date of grant.

Performance Measurement Comparison1

The following graph shows the total stockholder return of an investment of $100 in cash on July 21, 1999 for MP3.com, Inc. Common Stock (the day the Common Stock began trading on the Nasdaq National Market) and an investment of $100 in cash on July 21, 1999 for (i) the Nasdaq National Market Index (the “Nasdaq US Index”) and (ii) the Credit Suisse First Boston Technology Index (the “CSFB Technology Index”). Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

	7/21/99	12/31/99	12/31/00

MP3.com, Inc.	$100.00	$113.17	$12.84
CSFB Technology Index	$100.00	$172.49	$115.98
Nasdaq US Index	$100.00	$147.16	$60.12

1The material in this comparison is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

In January 1999, we loaned Robin D. Richards, our President and Chief Operating Officer, $260,000, which he used to exercise an option to purchase 2,437,500 shares of Common Stock that was granted to him under the Plan. The loan, as amended, is full recourse secured by 187,500 shares of our Common Stock, bears interest at 4.64%, and is due in January 2003. As of December 31, 2000, Mr. Richards had repaid $2,337.50 of principal representing the par value of the underlying Common Stock.

In March 2000, in connection with his resignation from the Company, we entered into a Separation Agreement with Thomas Spiegel, an Executive Vice President. Under the terms of the Separation Agreement, Mr. Spiegel agreed to perform services for MP3.com as a consultant through December 31, 2000, for which Mr. Spiegel was paid $380,000. In addition, 300,000 shares of previously unvested common stock held by Mr. Spiegel vested ratably from March 9, 2000 through December 31, 2000. In connection with this resignation, we repurchased 600,000 shares of unvested Common Stock held by Mr. Spiegel at their original purchase price of $4.00 per share.

One of our former directors, Theodore W. Waitt, is currently Chief Executive Officer and Chairman of the Board of Gateway, Inc. From time to time, we purchase computer equipment from Gateway. For the year 2000, and until his resignation from our Board as of October 19, 2000, we had spent approximately $628,000 on Gateway computer equipment. We believe these purchases were on terms no less favorable than those available in arm’s-length transactions with unaffiliated parties.

Between September 14, 2000 and October 26, 2000, certain stockholders of MP3.com filed shareholder derivative lawsuits against MP3.com and certain of its employees, officers and directors. These complaints allege various claims relating to the My.MP3 service, including breach of fiduciary duty, abuse of control, constructive fraud, gross mismanagement, unjust enrichment and waste of corporate assets. Pursuant to indemnification agreements we have with Mr. Robertson, Mr. Richards, Mr. Ouyang, Mr. Stevens, Mr. Easterly, Mr. Waitt and Mr. Probst, we have reimbursed or paid directly the legal fees and expenses incurred by these officers and directors in defending these lawsuits in the aggregate amount, as of December 31, 2000, of $460,205.

In April 2001, we loaned Michael L. Robertson, our Chief Executive Officer and Chairman of the Board, approximately $4.8 million to cover the balance of a margin account loan previously obtained from a third party financial institution that was secured by shares of MP3.com Common Stock held by Mr. Robertson. The new loan is full recourse (with no recourse against Mr. Robertson’s principal residence), is secured by no less than 19.7 million shares of our Common Stock, bears interest at 6.75%, and is due in April 2002.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ BLAKE T. BILSTAD
Blake T. Bilstad
Secretary

APPENDIX A

AMENDED AND RESTATED CHARTER OF

THE AUDIT COMMITTEE OF MP3.COM, INC.

I. PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by MP3.com (the “Corporation”) to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes. This Amended and Restated Charter governs the operations of the Committee. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants.

•	Provide and maintain free and open communication among the independent accountants, financial and senior management, the Committee, and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III. of this Charter, and is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation.

II. COMPOSITION

The Committee shall be comprised of two or more directors as determined by the Board; provided, however, that commencing no later than June 1, 2001 the Committee shall be comprised of three or more directors. Each member of the Committee shall be an independent director in accordance with the Nasdaq rules that may be in effect from time to time, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/ Reports Review

1.	Review, at least annually, and update this Charter periodically as conditions dictate.

2.	Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review with financial management and the independent accountants each Form 10-Q and Form 10-K prior to its filing or prior to the release of quarterly earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

4.	Have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent accountants, who are ultimately responsible and accountable to the Board and the Committee.

A-1

5.	Recommend to the Board the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants.

6.	On an annual basis, review and discuss with the accountants their written statement of independence delineating all relationships between the auditor and Corporation, consistent with Independence Standard No. 1, as amended, issued by the Independence Standards Board, and take (or recommend that that the Board take) appropriate action to oversee the independence of the independent accountants.

7.	Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

8.	Periodically consult with the independent accountants out of the presence of management to discuss the results of the Corporation’s internal controls and the completeness and accuracy of the Corporation’s financial statements and disclosure.

Financial Reporting Processes

9.	In consultation with the independent accountants, review the integrity of the organization’s financial reporting processes, both internal and external, and the adequacy and effectiveness of the accounting and financial controls, including the Corporation’s systems for monitoring and managing business risk.

10.	Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles, reasonableness of significant judgement, and clarity of disclosure applied in its financial reporting and reports.

11.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants and management.

Process Improvement

12.	Discuss with the independent accountants the overall scope and plans for their audits. The Committee should review with management and the independent accountants the results of the annual audit and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards.

13.	Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

14.	Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

15.	Review, with the organization’s counsel, legal and ethical compliance matters including corporate securities trading policies.

16.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

A-2

PROXY

MP3.COM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2001

     The undersigned hereby appoints Paul L. H. Ouyang and Blake T. Bilstad, Esq., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of MP3.com, Inc. (the “Company”) which the undersigned may be entitled to vote at the 2001 Annual Meeting of Stockholders of MP3.com, Inc. to be held at MP3.com Corporate Headquarters, 4790 Eastgate Mall, San Diego, California 92121 on Thursday, May 31, 2001, at 10:00 a.m., and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

— FOLD AND DETACH HERE —

Please mark your votes as indicated in this example.	[X]

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.						MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
			FOR all nominees listed below (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.

Proposal 1.	To elect two directors to hold office until the 2004 Annual Meeting of Stockholders.		[ ]	[ ]	Proposal 2.	To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Nominees:	01 Lawrence F. Probst III	02 Robin D. Richards

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:					Please indicate if you expect to attend the Annual Meeting of Stockholders				[ ]

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature(s):	Dated

Please sign exactly as your name appears above. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should sign as the stockholder above, and add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

— FOLD AND DETACH HERE —

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/mppp		Telephone 1-800-840-1208		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot. Your vote will be accepted until 4:00 p.m. EDT on May 30, 2001.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given. Your vote will be accepted until 4:00 p.m. EDT on May 30, 2001.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Proxy cards returned by mail will be counted up to 1:00 p.m. EDT on May 31, 2001.

If you vote your proxy by Internet or by telephone,
do NOT mail back your proxy card.